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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


             REALNETWORKS FILES ANTITRUST LAWSUIT AGAINST MICROSOFT

     SEATTLE, December 18, 2003 - RealNetworks(R), Inc. (NASDAQ: RNWK) announced today it has sued the Microsoft Corporation for violations of federal and state antitrust laws. The complaint was filed in federal court in San Jose, California and alleges that Microsoft has illegally used its monopoly power to restrict competition, limit consumer choice and attempt to monopolize the growing field of digital media.

     The complaint alleges that Microsoft has pursued a broad course of predatory conduct over a period of years by abusing its monopoly power, resulting in substantial lost revenue and business for RealNetworks. For example, the complaint alleges that Microsoft has used its monopoly power to restrict how PC makers install competing media players while forcing every Windows user to take Microsoft's media player, whether they want it or not.

     "While we much prefer competing in the market - as we are doing and have done for 9 years -- our Board has made a carefully considered business decision to take this action to end Microsoft's illegal conduct and recover substantial damages on behalf of our shareholders," said Rob Glaser, Chairman and CEO.

     Glaser added, "Despite Microsoft's tactics, RealNetworks has continued to innovate and diversify, and we will continue to do so. Over the last five quarters, we've successfully grown our business as a whole by introducing exciting new products and services, and we're on track for our sixth straight quarter of revenue growth. However, we believe our business would be substantially larger today if Microsoft were playing by the rules."

     As of the end of the third quarter, RealNetworks had more than 1.15 million subscribers to its paid content services, including more than 250,000 in the digital music category led by the award-winning Rhapsody Internet jukebox service. RealNetworks' subscriber counts have continued to grow robustly in the fourth quarter - indeed, RealNetworks is projecting that by the end of this year it will have over 1.3 million
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paying subscribers to its premium digital media subscription services, including a 40% jump during the quarter for its premium digital music services to over 350,000 subscribers. Moreover, RealNetworks is bringing digital media services to consumers' mobile devices around the world via partnerships with the leading mobile phone operators, handset device makers, chipset manufacturers and content creation companies.

      "We believe Microsoft's conduct is illegal, and that conduct has prevented us from competing solely on the merits of our products," said Bob Kimball, RealNetworks' Vice President and General Counsel. Mr. Kimball continued, "Our case is based on many of the same types of Microsoft conduct that U.S. courts have already declared to be illegal - such as failure to disclose interface information and imposing restrictions on PC makers - as well as a broad course
of additional predatory conduct.   RealNetworks is seeking substantial damages
that could well exceed a billion dollars, in addition to injunctive relief to prevent future illegal conduct by Microsoft."

     RealNetworks expects the cost of the litigation for 2004 to be approximately $12 million, in addition to approximately $1.5 million relating to the litigation this quarter. Typically, litigation of this type takes about three years through trial. Despite the added legal expenses for the fourth quarter of 2003, RealNetworks expects to meet the guidance provided in its October 28 earnings release based in large part on the continued growth of its premium subscription services.

     Excluding the Microsoft litigation costs, RealNetworks expects a net loss per share for the fourth quarter to be in the range of ($0.02) to ($0.03) on revenue between $52 and $56 million. Including the Microsoft litigation expenses for the fourth quarter, RealNetworks expects the GAAP net loss per share for the fourth quarter to be in the range of ($0.03) to ($0.04). RealNetworks expects to provide quarterly disclosure of the cost of this litigation.

     RealNetworks has retained the law firms of Bartlit Beck Herman Palenchar & Scott, the Summit Law Group, and McManis Faulkner & Morgan to represent it in
this lawsuit.   RealNetworks' law firms have years of experience in complex antitrust and technology cases. Bartlit Beck is a firm of trial lawyers known for its successful trial work on behalf of a broad range of Fortune 500 companies in complex antitrust and
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technology cases.  Similarly, the Summit Law Group represented Caldera in its successful antitrust case against Microsoft.

     RealNetworks' lawsuit is complementary to the European Commission's antitrust investigation of Microsoft and RealNetworks will continue to cooperate and support the European Commission's efforts.

ABOUT REALNETWORKS, INC.
RealNetworks, Inc. is the leading creator of digital media services and software. Consumers use RealNetworks' RealOne Player and the content subscription services it offers to play free and premium digital content. Broadcasters, network operators, media companies and enterprises use RealNetworks' products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks' consumer software at http://www.real.com. RealNetworks' systems and corporate information is located at http://www.realnetworks.com.

RealNetworks, and Rhapsody are trademarks or registered trademarks of RealNetworks, Inc. All other trademarks are the property of their respective owners.

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS: This release contains forward-looking statements, including statements regarding the cost, potential damages, success and duration of the Microsoft antitrust litigation, the ability to demonstrate or recover damages relating to the litigation, estimated earnings and revenue for the fourth quarter of 2003, RealNetworks provision of services for mobile handsets, continued innovation and diversification and other factors that may affect future earnings or financial results. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results relating to the litigation to differ from those indicated in the forward-looking statements include the following: the risk that litigation is an inherently complex and uncertain process, so it cannot be predicted with accuracy whether RealNetworks will ultimately prevail on its claims, nor the amount of time and monetary and other resources that it will take to resolve the claims; the possibility that Microsoft may make counterclaims against RealNetworks or take other actions in reaction to RealNetworks' claims that could prove damaging to RealNetworks; even if RealNetworks does prevail on its claims, the remedy that is awarded cannot be predicted with certainty. Factors that could cause actual results relating to RealNetworks' operations to differ from those indicated in the forward-looking statements include the following: whether the costs of litigation may be greater than anticipated; and whether the litigation might adversely impact RealNetworks' reputation and relationships with current and potential customers and business partners. Additional information concerning factors that could cause our actual results to differ materially from those contained in the forward-looking statements can be found in RealNetworks' filings with the Securities and Exchange Commission ("SEC"), including but not limited to the most recent reports on Forms 10-Q and 10-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Copies of filings made with the SEC are available through the SEC's electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. RealNetworks assumes no obligation to update the forward-looking statements included in this document.

For more information
Media contact: Greg Chiemingo, 206-892-6234, gchiemingo@real.com
Investor contact: Erika Shaffer, 206-892-6191, eshaffer@real.com